Exhibit 99.1

Energy XXI Closes Financing and Purchase of
Gulf of Mexico Shelf Properties

HOUSTON - June 11, 2007 - Energy XXI (Bermuda) Limited (AIM: EXXI) (OTCBB: EXXIF.OB) today announced that its subsidiary, Energy XXI Gulf Coast, Inc., has closed its offering of $750 million of senior notes due 2013 and has amended and restated its first lien revolving credit facility to increase its borrowing capacity. Proceeds of the notes offering and the expanded revolver were utilized to retire the company’s $325 million second lien facility and to close the previously announced purchase of Gulf of Mexico shelf oil and natural gas properties from Pogo Producing Company (NYSE: PPP) for $414.7 million, net of approximately $4.8 million in preference rights that were exercised. After giving effect to these transactions, $143 million of the expanded $425 million revolver remains available for future borrowings. The Pogo property purchase remains subject to post-closing adjustments to reflect operating results through June 8, 2007.
Jefferies & Company, The Royal Bank of Scotland and BNP Paribas jointly arranged the required financing, comprised of a $750 million private placement of six-year notes, priced at par with a 10% coupon, non-callable for three years. The company has provided for registration rights for the notes.

Forward-Looking Statements
All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Enquiries of the Company

Energy XXI (Bermuda) Limited Stewart Lawrence Vice President, Investor Relations and Communications +1 713-351-3006 slawrence@energyxxi.com	Pelham PR James Henderson +44 207 743 6673 james.henderson@pelhampr.com Alisdair Haythornthwaite +44 207 743 6676 alisdair.haythornthwaite@pelhampr.com
Collins Stewart Europe Limited Nominated Adviser and Joint UK Broker Seema Paterson +44 207 523 8321 spaterson@collins-stewart.com